ALD SERVICES, INC.

                       A Nevada Corporation






                            Exhibit 23

            Consents of Independent Public Accountants


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James E. Slayton, CPA
3867 Market Street
Suite 208
Akron, Ohio 44333

To Whom It May Concern:                                  September 24, 1999

The firm of James E, Slayton, Certified Public Accountant consents to the inclusion Of my report of June 29, 1999, on the Financial Statements of ALD Services, Inc. from the inception date of November 10, 1998 through June 30, 1999, in any filings that are necessary now or in the near future to be filed with the U. S. Securities and Exchange Commission.

Professionally,

/s/James E. Slayton, CPA
Ohio License ID# 04-1-15582